As filed with the Securities and Exchange Commission on September 17, 2015

Registration No. 333-192669

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORBITZ WORLDWIDE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-5337455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

James F. Rogers

Senior Vice President, General Counsel and Corporate Secretary

Orbitz Worldwide, Inc.

500 W. Madison Street

Suite 1000

Chicago, Illinois 60661

(312) 894-5000

(Name, address and telephone number of agent for service)

Copy to: Mark D. Gerstein, Esq. Latham & Watkins LLP 330 N. Wabash Ave. Suite 2800 Chicago, Illinois 60611 (312) 876-7700

Approximate date of commencement of proposed sale to the public:

Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

Pursuant to Registration Statement No. 333-192669 on Form S-3 (the “Registration Statement”), Orbitz Worldwide, Inc. (“Orbitz”) registered shares of its common stock, $0.01 par value per share (“Common Stock”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

On September 17, 2015, Orbitz completed its previously announced merger (the “Merger”) with Xeta, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Expedia, Inc., a Delaware corporation (“Expedia”), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 12, 2015 (the “Merger Agreement”), by and among Expedia, Merger Sub and Orbitz. Orbitz was the surviving corporation in the Merger, and, as a result, is now an indirect wholly owned subsidiary of Expedia. In connection therewith, each share of Common Stock, other than shares of Common Stock held by Orbitz as treasury stock or owned by any wholly owned subsidiary of Orbitz or by Expedia, Merger Sub or any of their wholly owned subsidiaries, was cancelled and converted into the right to receive $12.00 in cash.

As a result of the Merger, Orbitz terminated all offerings of its securities pursuant to its existing registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking that Orbitz made in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, Orbitz hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remained unsold as of the effective time of the Merger on September 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 17th day of September, 2015.

ORBITZ WORLDWIDE, INC.

By:	/s/ James F. Rogers
James F. Rogers Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.